SCI SYSTEMS, INC.


NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD OCTOBER 28, 1994


To the Shareholders of SCI Systems, Inc.:

  Notice is hereby given that the 1994 annual meeting of shareholders of SCI Systems, Inc., a Delaware corporation, will be held at 10:00 A.M., Eastern Daylight Savings Time, on Friday, October 28, 1994, at The Harvard Club of Boston, 374 Commonwealth Avenue, Boston, Massachusetts 02215-2860, for the following purposes:

 (1) to elect two Class I Directors to serve for a term of three years;

 (2) to approve the SCI Systems, Inc. 1994 Stock Option Incentive Plan;

 (3) to act upon a proposal to ratify the selection of Ernst & Young LLP as auditors for the fiscal year ending June 30, 1995; and

 (4) to transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

  The Board of Directors has fixed the close of business on September 19, 1994 as the record date for the determination of shareholders entitled to notice of and to vote at such meeting and any adjournment or postponement thereof.

  It is important that your shares be represented and voted at the meeting. Accordingly, you are requested to please date, sign, and mail the enclosed proxy as promptly as possible. Thank you for your cooperation.


By order of the Board of Directors,


Michael M. Sullivan
Secretary

Huntsville, Alabama
September 28, 1994

Please sign, date and promptly mail the enclosed white proxy in the postage paid envelope provided.

SCI SYSTEMS, INC.
c/o SCI Systems (Alabama), Inc.
P.O. Box 1000
Huntsville, Alabama 35807


PROXY STATEMENT


  This Statement is furnished in connection with the solicitation by the Board of Directors of SCI Systems, Inc. (the "Board" and the "Company") of proxies to be voted at the annual meeting of shareholders of the Company to be held at 10:00 A.M., Eastern Daylight Savings Time, on Friday, October 28, 1994, at The Harvard Club of Boston, 374 Commonwealth Avenue, Boston Massachusetts 02215-2860, and at any and all adjournments or postponement of such meeting (the "Meeting"). If the enclosed form of proxy is executed, returned, and not revoked, it will be voted in accordance with the specifications, if any, made by the shareholders, and if specifications are not made, it will be voted for election of the director nominees named herein, for approval of the SCI Systems, Inc. 1994 Stock Option Incentive Plan and for ratification of the selection of auditors, as described in this Proxy Statement. If other matters are properly presented at the Meeting, it is the intention of the persons designated as proxies to vote on them in accordance with their best judgment. Shareholders who execute proxies may revoke them at any time before they are voted by filing with the Secretary of the Company either an instrument revoking the proxy, or a duly executed proxy bearing a later date. Proxies also may be revoked by any shareholder present at the Meeting who expresses a desire to vote his or her shares in person. A majority of the shareholders entitled to vote must be present in person, or represented by proxy, to constitute a quorum and act upon the proposed business. Failure of a quorum to be represented at the Meeting will necessitate adjournment and will subject the Company to additional expense. When a quorum is present at any meeting, an affirmative vote of a majority of the number of shares of stock present or represented by proxy at the Meeting and entitled to vote shall decide any question brought before the Meeting. However, directors shall be elected by an affirmative vote of a plurality of the shares present in person or represented by proxy at the Meeting and entitled to vote on the election of directors. Abstentions will have the effect of negative votes with respect to any matter presented at the Meeting, other than election of directors, while broker non-votes will have no effect on any matter presented. If authority to vote for one or more of the director nominees is withheld on a proxy card,no vote will be cast with respect to the shares indicated on that proxy card and the outcome of the election will not be affected.
 The Notice of the Meeting, this Proxy Statement, and the form of proxy were first mailed to shareholders on or about September 28, 1994.


VOTING SECURITIES


 At the close of business on September 19, 1994, the record date for determining shareholders entitled to notice and to vote at the Meeting, there were outstanding 27,345,382 shares of common stock, $.10 par value ("Common Stock") of the Company. Each share is entitled to one vote.
 The following table sets forth certain information concerning each person known to the Board to be a beneficial owner of more than five percent of the outstanding shares of the Company's Common Stock as of December 31, 1993 (the ownership of the Directors and executive officers of the Company being included elsewhere herein).


    Name and Address                    Amount Beneficially     Percent of
    of Beneficial Owner                 Owned                   Class (1)

- - -----------------------------------------------------------------------------
FMR Corporation                         3,030,400  (1)             11.08%
82 Devonshire Street,
Boston, Massachusetts 02109-3614

The Capital Group, Inc. and Capital
Research and Management Company         2,345,640  (1) (2)         18.58%
333 South Hope Street,
Los Angeles, California 90071


 (1) According to a Schedule 13G ("Schedule 13G"), filed pursuant to the Securities Exchange Act of 1934 and dated February 11, 1994.

 (2) Certain operating subsidiaries of The Capital Group, Inc. exercised investment discretion over various institutional accounts which as of December 31, 1993 held 2,345,640 shares of the Company's Common Stock. Capital Research and Management Company and Capital International, Inc., registered investment advisers, and Capital International Limited and Capital International, S.A., other operating subsidiaries, had invest-ment discretion with respect to 1,694,300; 24,140; 498,300; and 128,900 shares, respectively, of the above shares.

Ownership of Equity Securities in the Company

 The following table sets forth information regarding beneficial ownership of the Company's Common Stock of each director, the Named Executive Officers and the directors and executive officers of the Company as a group as of September 19, 1994.

                          Aggregate Number of Shares       Percentage of  Name
Name                              Beneficially Owned        Outstanding Shares
- - ------------------------------------------------------------------------------
Olin B. King                               1,214,483 (1)                   4.4
A. Eugene Sapp, Jr.                        1,226,818 (1)                     *
Richard A. Holloway                        1,101,156 (2)                     *
Howard H. Callaway                         1,288,500 (3)                     *
Jerry F. Thomas                            1,238,933 (4)                     *
David F. Jenkins                           1,226,550 (5)                     *
William E. Fruhan                          1,223,500 (1)                     *
G. Robert Tod                              1,223,278 (1)                     *
Jackie M. Ward                             1,222,100 (1)                     *
Joseph C. Moquin                           1,221,000 (1)                     *
Wayne Shortridge                           1,221,000 (1)                     *
All Directors and Executive Officers
as a group (16 persons)                    1,772,010 (6)                   6.5

* Indicates less than 1% of issued and outstanding shares of Common Stock of the Company.


(1) Includes 249,450 and 157,500 shares not presently owned by Messrs. King and Sapp, respectively, but which are subject to stock options exercisable within 60 days after September 19, 1994.

(2) Includes 78,100 shares not presently owned by Mr. Holloway but which are subject to stock options exercisable within 60 days after September 19,1994.

(3) Includes 3,000 shares owned by Mr. Callaway's spouse and 15,500 shares owned of record by the Howard H. Callaway Foundation, Inc. Mr. Callaway is an officer and Trustee of the Foundation and, as such, shares voting and investment powers with respect to the shares owned by the Foundation. Nothing in this paragraph should be construed as an admission by Mr. Callaway of beneficial ownership of the shares owned by his spouse.

(4) Includes 37,425 shares not presently owned by Mr. Thomas but which are subject to stock options exercisable within 60 days after September 19, 1994.

(5) Shares indicated are shares subject to stock options exercisable within 60 days after September 19, 1994.

(6) Includes 612,225 shares not presently owned but which are subject to stock options exercisable within 60 days after September 19, 1994.



PROPOSAL 1 - ELECTION OF DIRECTORS

Nominees for Board of Directors

 In accordance with the Company's Amended and Restated Certificate of Incorporation, the Board is divided into three classes, with each class consisting, as nearly as possible, of one third of the total number of directors fixed by the Board.
 The Company's Bylaws provide that the number of directors shall be not less than three(3) and not more than eleven (11), and that the exact size of the Board may be fixed from time to time by the Board. The Board has fixed the number of directors at eight, with two directors in Class I, three in Class II, and three in Class III. Board members serve three-year terms. The terms are staggered to provide for election of one class each year. Class I directors are to be elected at the Meeting. The Board has nominated Olin B. King and Howard H. Callaway for re-election as Class I directors. It is intended that the proxies will be voted for the re-election of the two nominees to serve as directors of the Company for a term of three years and until their respective successors are elected and qualified. The proxies cannot be voted for a greater number of persons than the number of nominees named herein. In the event any of the nominees refuses or is unable to serve as a director (which is not now anticipated), the person(s) acting as proxies reserve full discretion to vote for such other persons as may be nominated.

Information About Director Nominees and Continuing Directors

 Based upon information supplied by them, the table below sets forth for each director nominee and continuing director their name, age, positions with the Company, principal occupation and business experience for the last five years, and prior service as a director of the Company.


                              Positions with the Company              Director
                              Name and Age and Principal Occupation   Since
- - ------------------------------------------------------------------------------
Class I Director Nominees
Term expiring in 1997)
- - -------------------------
Olin B. King (1)              Chairman of the Board and Chief
(60)                          Executive Officer of SCI Systems, Inc.      1961

Howard H. Callaway (2) (4)    President, Crested Butte Mountain           1976
(67)                          Resort, Inc., Crested Butte, Colorado,
                              a resort complex, since 1979; CEO and
                              President, Callaway Garden Resort, Inc., a resort complex, since January 1994.

Class II Directors
(Term expiring in 1995)
- - -------------------------

Jackie M. Ward (3) (4)        Chief Executive Officer, Computer           1992
(56)                          Generation Incorporated, Atlanta, Ga.,1992
                              a provider of turn-key telecommunications systems products and data processing services to U.S. and International markets, 1968 to present.

Wayne Shortridge (2) (3) (5)  Partner, Paul, Hastings, Janofsky & Walker, 1992
(56) January 1994 to present; Partner, Powell, Goldstein, Frazer & Murphy, Atlanta, Ga.,
                              1968 to January 1994.

William E. Fruhan (2) (3)     The Thomas D. Casserly, Jr. Professor of    1992
(51)                          Business Administration, Harvard University,
                              Graduate School of Business, Cambridge,
                              Mass., 1979 to present.

Class III Director Nominees
(Term expiring in 1996)
- - -------------------------
G. Robert Tod (2) (4)         President and Chief Operating Officer,      1981
(55)                          CML Group, Inc., Acton, Massachusetts, a
                              specialty marketing company, since 1969.

A. Eugene Sapp, Jr. (1) (3)   President and Chief Operating Officer of    1981
(58)                          SCI Systems, Inc.

Joseph C. Moquin (1) (4)      Retired; Chief Executive Officer,           1992
(70)                          Teledyne Brown Engineering, 1985 to 1990;
                              Interim President, University of Alabama in
                              Huntsville, September 1990 to July 1991.

- - -------------------------


    (1)     Member of the Executive Committee
    (2)     Member of the Audit Committee
    (3)     Member of the Investment Committee
    (4)     Member of the Compensation Committee
    (5) Until January 1994 Mr. Shortridge was a member of the law firm of Powell, Goldstein, Frazer & Murphy of Atlanta, Georgia, which acts as general counsel for the Company. As such, he shared in the legal fees paid by the Company for the firm's services.


 Certain of the continuing directors and director nominees also serve as directors of other publicly held companies as follows: Mr. Callaway, CML Group, Inc.; Mr. King, Regions Financial Corporation; Mr. Sapp, Irvine Sen-sors Corp. and VBand Corporation; Mr. Tod, EG&G, Inc. and CML Group, Inc.; Mr. Fruhan, Prudential Institutional Fund; and Ms. Ward, Information America, Inc., Blue Cross Blue Shield of Virginia, and NationsBank Corporation.

Meetings and Committees

 The Board has standing Executive, Investment, Compensation, and Audit Committees. The Board does not have a standing Nominating Committee, as the Executive Committee acts as such.
 During the 1994 fiscal year the Board met four times; the Executive Committee met seven times; the Investment Committee met four times; and the Compensation and Audit Committees each met two times.
 Consisting entirely of outside directors, the Audit Committee is responsible for reviewing the Company's financial statements, evaluating the Company's internal financial controls and procedures, and coordinating and approving the activities of the Company's auditors.
 Consisting entirely of outside directors, the Compensation Committee is responsible for setting compensation guidelines for executives of the Company, establishing their salaries, reviewing and approving incentive compensation plans and bonus awards, and reporting all of the foregoing to the outside members of the Board for approval.
 The Executive Committee functions with substantially all of the powers and duties of the Board; however, this Committee does not have authority to approve mergers, amend the Certificate of Incorporation or Bylaws, or dispose of substantially all of the Company's assets. The Executive Committee also functions as the nominating committee of the Company, and will consider proposed directorship nominations if recommended by shareholders in writing to the Secretary of the Company.
 The Investment Committee is responsible for reviewing and directing the investment funds of the Company and of each employee benefit trust established by the Company.
 For fiscal 1994 the six outside directors were paid an annual fee of $10,000 plus $750 per Board meeting attended and $375 per committee meeting attended, except that, in addition to the annual fee and Board Meeting fee, Mr. Moquin is paid $150 per hour for Executive Committee meetings and for other work done for the Company as requested. In 1994 Mr. Moquin was paid $1,350 for attendance at Executive Committee meetings and $600 for government contracting consulting services rendered to the Company's Government Division.

 The Board of Directors recommends a vote "FOR" the re-election of the director nominees named above.

PROPOSAL 2-APPROVAL OF SCI SYSTEMS, INC.
1994 STOCK OPTION INCENTIVE PLAN

 The Board of Directors has approved and seeks shareholder approval of the SCI Systems, Inc. 1994 Stock Option Incentive Plan (the "1994 Plan"). The purpose of the 1994 Plan is to give the Company increased flexibility to provide equity-based incentive compensation linked to long-term shareholder value to its key employees, officers and nonemployee directors.
 The 1994 Plan would replace the SCI Systems, Inc., Non-Qualified Stock Option Plan and the SCI Systems, Inc. Incentive Stock Option Plan (collectively, the "Prior Option Plans"), both of which were approved by the Company's shareholders in 1988. The Board of Directors has reserved 1,300,000 shares of common stock, $.10 par value, of the Company ("Common Stock") for issuance pursuant to awards that may be made under the 1994 Plan, of which approximately 300,000 shares of Common Stock were previously reserved for issuance under the Prior Option Plans. Of the 1,300,000 reserved shares, 1,200,000 shares may be granted to key employees and officers, and 100,000 may be granted to nonemployee directors.
 Awards to Key Employees and Officers. The 1994 Plan permits awards of nonqualified stock options and incentive stock options within the meaning of Internal Revenue Code Section 422 (collectively, "Options") to key employees and officers. All officers and key employees of the Company and its subsidiaries and affiliates are eligible to participate in the 1994 Plan. It is currently estimated that approximately twenty-nine individuals are eligible to participate. Awards to employees and officers under the 1994 Plan will be determined by a committee of the Board (the "Committee"), the members of which are selected by the Board. Only persons who satisfy the criteria of "disinterested person" set forth in Rule 16b-3(c) of the Securities and Exchange Act of 1934 may be members of the Committee. Accordingly, employee Directors may not serve on the Committee. The Board of Directors has authorized the appointment of nonemployee Directors Howard H. Callaway, Joseph
C. Moquin, G. Robert Tod and Jackie M. Ward, as the Committee.
 The Committee will determine the persons to whom, and the times when, options will be granted. The Committee will also determine the types of option to be granted, the number of shares of Common Stock to which an option will be subject, the exercise price, the terms and conditions of exercise, and all other related terms and conditions of the option, subject to the limitations described below and as set forth in the 1994 Plan. The terms and conditions of each option shall be set forth in a written agreement with a participant. The Committee shall also be authorized to accelerate the vesting, exercisability and settlement of awards. Notwithstanding the above, the maximum number of shares of common stock with respect to which an option may be granted during any one year period to any key employee or officer shall not exceed 100,000.
 The per share exercise price of any incentive stock option may not be less than the fair market value at the time of grant, and with respect to an incentive stock option granted to a person owning greater than 10% of the Company's Common Stock, the exercise price may not be less than 110% of fair market value at the time of grant. The per share exercise price of a nonqualified stock option may be less than the fair market value at the time of grant. No option may be granted on or after the tenth anniversary of the date the 1994 Plan was approved by the Board.
 An optionee may pay the exercise price of an option in any form or manner authorized by the Committee, including, but not limited to, (i) cash, (ii) shares of Common Stock previously owned by the optionee, (iii) a "cashless exercise" through a broker, or (iv) by having a number of shares of Common Stock withheld, the fair market value of which is sufficient to satisfy the exercise price. The Committee may also authorize Company financing to assist a key employee or officer in paying for the shares of Common Stock upon exercise of an option. The interest rate on any such financing must not be less than the "applicable federal rate" as defined in the Internal Revenue Code of 1986, as amended.
 Awards to Nonemployee Directors. All nonemployee directors of the Company and its affiliates are eligible to participate in the 1994 Plan. Six individuals are currently eligible to participate. The 1994 Plan permits each nonemployee director to irrevocably direct the foregoing of all or a portion (in 25% increments) of his or her annual director fee (but not meeting or committee fees or expense reimbursements) in exchange for nonqualified stock options.
 Each direction shall be effective with respect to all annual director fees to be paid for the remainder of the director's term after the expiration of six months following the annual Company's receipt of such direction. A director is entitled to make a direction at any time prior to 30 days following his or her election, re-election or appointment to the Board; provided, that, any nonemployee director who is a member of the Board as of the Plan's effective date may make a direction at any time prior to 30 days following the Plan's effective date.
 Each nonqualified stock option granted to a nonemployee director shall be issued for that number of shares of stock with an aggregate fair market value (determined as of the date of grant) equal to four times the amount of the foregone director fee allocated toward the purchase of options. Each option may be exercised to the extent it has become vested. An option shall vest generally in quarterly periods over the director's remaining term. An optionee who ceases to be a nonemployee director shall forfeit that portion of the option attributable to such vesting dates on and after the date he or she ceases to be a nonemployee director.

 Each option will be exercisable at a price equal to the common stock's fair market value as of the date the option is granted. Once exercisable each option remains exercisable until the tenth anniversary of the date on which it was granted. An optionee may pay the exercise price in cash, in shares of common stock previously owned by the optionee, or by a cashless exercise through a broker.
 General Provisions Applicable to all Awards under the 1994 Plan. Awards of nonqualified stock options and incentive stock options under the 1994 Plan are nontransferable except by will or the laws of descent and distribution. In the event of or anticipation of a merger, consolidation or other reorganization of the Company or tender offer for shares of Common Stock, the Committee may make such adjustments with respect to such awards and take such other action as it deems necessary or appropriate to reflect such merger, consolidation, reorganization or tender offer, including, without limitation, the substitution of new awards, the termination or adjustment of outstanding awards, the acceleration of awards or the removal of restrictions on outstanding awards. The number of shares of Common Stock reserved for issuance under the 1994 Plan is subject to adjustment in the event of stock split, stock dividend, recapitalization and similar events.
 The Board may amend or terminate the 1994 Plan without the approval of the Shareholders, but may condition any amendment on Shareholder approval if the Board believes it is necessary or advisable to comply with any applicable tax or regulatory requirement. No termination or amendment of the 1994 Plan without the consent of the holder of an award shall adversely affect the rights of that participant.
 Federal Income Tax Consequences. The following discussion outlines generally the federal income tax consequences of participation in the 1994 Plan. Individual circumstances may vary these results. The federal income tax law and regulations are frequently amended, and each participant should rely on his or her own tax counsel for advice regarding federal income tax treatment under the 1994 Plan.
 A participant will not recognize income upon the grant of a nonqualified stock option. At the time the participant exercises a nonqualified option or portion thereof, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the date the option is ex ercised over the price paid for the Common Stock, and the Company will then be entitled to a corresponding deduction.
 A participant will not recognize income upon the grant of an incentive stock option. A participant who exercises an incentive stock option will not be taxed at the time he or she exercises his or her option or a portion thereof. Instead, he or she will be taxed at the time he or she sells the Common Stock purchased pursuant to the option. If shares of Common Stock transferred pursuant to the exercise of an incentive stock option are disposed of within two years from the date the option is granted, or within one year from the date the option is exercised, the optionee generally will recognize ordinary income equal to the lesser of (1) the gain recognized (i.e., the excess of the amount realized on the disposition over the exercise price) or (2) the excess of the fair market value of the shares tranferred upon exercise over the exercise price for such shares. If the optionee is subject to Section 16(b) of the Securities Exchange Act of 1934, special rules may apply to determine the amount of ordinary income recognized on the disposition. The balance, if any, of the optionee's gain over the amount treated as ordinary income on disposition generally will be treated as long or short-term capital gain depending upon whether the holding period applicable to long-term capital assets is satisfied. The Company normally would be entitled to a federal income tax deduction equal to any ordinary income tax withholding requirements. Exercise of an incentive stock option may subject a participant to, or increase a participant's liability for, the alternative minimum tax.
 All payments pursuant to the Plan shall be subject to federal income tax withholding.

Shareholder Approval

 The Board seeks shareholder approval of the 1994 Plan for the following reasons: (1) A well balanced stock option program is key to the Company's philosophy of linking officers' compensation to long-term shareholder value. In the view of senior Company management, the 1994 Plan continues that philosophy, and enhances it with the addition of nonemployee directors as participants; (2) Certain of the Company's officers (including all of those officers named in the Cash Compensation Table and included in the group identified therein) ("Section 16 Employees") are subject to Section 16 of the Securities Exchange Act of 1934. In October 1992 the U.S. Securities and Exchange Commission ("SEC") revised its Regulations relating to transactions by Section 16 Employees in Company securities, including stock options and underlying Common Stock. The SEC provided a transition period for companies to bring their benefit plans (including stock option plans) into compliance with the new Regulations. Accordingly, the Company must make changes to its stock option plans in order to comply with the new Regulations and allow Section 16 Employees to participate in the 1994 Plan, and thus have their compensation linked to long-term shareholder value; and (3) Internal Revenue Code Section 162(m) restricts the deductibility of compensation in excess of certain limits paid to certain Company executives according to Company compensation plans, including stock option plans, if not approved by shareholders. If the 1994 Plan is not approved by shareholders, the Prior Option Plans will continue to be available for making awards to employees.

 In summary, the Board of Directors seeks shareholder approval of the 1994 Plan so that the Company will have greater flexibility to design and implement incentive awards to its key employees, officers and nonemployee directors, including its Section 16 Employees, which are equity-based and linked to long-term shareholder value.

 Your Board recommends that Shareholders vote "FOR" the SCI Systems, Inc. 1994 Stock Option Incentive Plan.
PROPOSAL 3-RATIFICATION OF SELECTION OF AUDITORS

         Ernst & Young LLP has served as independent certified public accountant for the Company since 1961 and has been selected by the Board of Directors to audit the books and records of the Company for the fiscal year ending June 30, 1995. If the shareholders do not ratify this selection, the selection of another firm will be considered by the Board. The Audit Committee of the Board is of the opinion that the retention of the services of Ernst & Young LLP is in the best interests of the Company. A representative of the firm is expected to be present at the Meeting to respond to appropriate questions and to make a statement if he or she so desires.

The Board of Directors recommends a vote "FOR" ratification of Ernst & Young LLP as Auditors for fiscal year 1995.


EXECUTIVE OFFICERS

 Officers of the Company are elected by the Board annually and serve at the pleasure of the Board. Information concerning certain of the executive officers of the Company is contained in the following Summary Compensation Table and other tables set forth in this Proxy Statement.
 Messrs. Olin B. King and A. Eugene Sapp, Jr. are officers of SCI Systems, Inc. and of one or more of its subsidiaries; all other executive officers are officers of one or more Company subsidiaries.
 Messrs. King and Sapp have held various positions with the Company since 1961 and 1962, respectively, and have been Chairman and CEO, and President and COO, respectively, since prior to 1988. Mr. Richard A. Holloway, age 52, joined the Company in April 1986 as Senior Vice President, Government Division.
 Mr. Jeffrey L. Nesbitt, age 43, joined the Company in 1985 as Plant Manager and was promoted to Vice President in 1987 and to Senior Vice President, Commercial Division, Eastern Region, in 1991.
 Mr. David F. Jenkins, age 57, joined the Company in 1990 as Vice President and was promoted to Senior Vice President, Commercial Division, Western Region, in 1991. Prior to 1990 Mr. Jenkins served in several managerial positions with the Unisys Corporation.
 Mr. Alexander A.C. Wilson, age 57, joined the Company as Senior Vice President, Commercial Division, European Region, in October 1993. From 1992 to September 1993 Mr. Wilson served as Director, Personal Computer Manufacturing and Distribution, International Business Machines Corporation. From 1978 through 1992 Mr. Wilson held increasingly responsible management positions with International Business Machines Corporation.
 Mr. Jerry F. Thomas, age 53, has held various positions with the Company since 1963. In 1987 he was named Vice President, Government Division; in July 1992 he was named Vice President, Commercial Division, Central Region; and in September 1993 he was promoted to Senior Vice President, Commercial Division, Central Region.
 Mr. Peter M. Scheffler, age 43, joined the Company as Senior Vice President, Commercial Division, Asian Region, in January 1994. From June 1993 to January 1994 Mr. Scheffler was Senior Director of Worldwide Manufacturing for Apple Computer, Inc. From 1988 through June 1993 Mr. Scheffler held a variety of management positions with Apple Computer, Inc.


EXECUTIVE COMPENSATION


 SEC regulations require disclosure of executive compensation in prescribed formats. The required information is comprised of a Summary Compensation Table, additional tables which provide further details of stock options and similar forms of compensation, a report on executive compensation from the Compensation Committee of the Board of Directors, and a five year stock performance graph.


Compensation Summary

 The following table summarizes for the last three completed fiscal years the compensation of the Chief Executive Officer and the four most highly compensated executive officers ("Named Executive Officers") of the Company whose salary and bonus exceeded $100,000 for the year ended June 30, 1994.

                 Summary Compensation Table


                      Annual Compensation               Long Term
                 ------------------------------      Compensation
                                                    -------------
Name and                                                    Total     Securities       All Other
Principal                                                  Annual     Underlying    Compensation
Position                Year  Salary($)    Bonus($)  Compensation($)   Options(#)        ($) (b)
- - ----------------------- ----  ---------  ----------  -------------   ------------- -------------
Olin B. King            1994   399,573   211,610(a)       611,183         40,000          14,385
Chairman & CEO          1993   348,694   265,590          614,284         30,000          12,553
                        1992   333,600   38,245           371,845         30,009          12,010

A. Eugene Sapp, Jr.,    1994   308,800   137,547(a)       446,347         28,000          11,117
President & COO         1993   275,331   172,634          447,965         20,000           9,912
                        1992   263,400    24,859          288,259         20,000           9,482

Richard A. Holloway,    1994   174,042     5,315(a)       179,357         19,000           3,981
Senior Vice President,  1993   166,008     7,109          173,117          8,000           2,988
Government Division,    1992   159,500     8,908          168,408          8,000           2,871

David F. Jenkins,       1994   160,004    72,770(a)       232,774         12,000           2,898
Senior Vice President,  1993   144,946   118,790          263,736          8,000           2,609
Commercial Division,    1992   132,606    39,340(a)       171,946          9,000           2,387
Western Region

Jerry F. Thomas,        1994   139,962    69,619(a)       209,581         10,000           5,039
Senior Vice President,  1993   132,769    35,495          168,264          8,000           4,780
Commercial Division     1992   112,000        -0-         112,000          5,000           3,179
Central Region


    (a) The 1994 bonus is an estimate of the amount payable when final calculations are completed and approved by the Board of Directors
    (b) Amounts represent the Company's contributions to Profit Sharing Plans, which Plans are available to all eligible U.S. employees.


Stock Option Grants in Last Fiscal Year

The Company from time to time awards stock options to executive officers and other key employees pursuant to its Incentive Stock Option and Non-Qualified Stock Option Plans. The Company does not grant Stock Appreciation Rights
(SARs). The following table sets forth certain information regarding stock options granted to the Named Executive Officers during fiscal year 1994 under the Plans.



                          Individual Grants
- - ----------------------------------------------------------------------------------     Potential Realizable
                        Number of                                                        Value at Assumed
                       Securities           % of Total                                 Annual Rates of Stock
                       Underlying   Options Granted to                                 Price Appreciation for
                          Options         Employees in   Exercise or Base  Expiration      Option Term
Name                  Granted (#)          Fiscal Year       Price ($/SH)        Date     5% ($)     10% ($)
- - --------------------  -----------  --------------------  ----------------  ----------    -------  ---------
Olin B. King               40,000                15.09              18.25    10/29/03    459,093  1,163,432
A. Eugene Sapp, Jr.        28,000                10.57              18.25    10/29/03    321,365    814,402
Richard A. Holloway        19,000                13.40              18.25    10/29/03    105,296    261,772
David F. Jenkins           12,000                14.53              18.25    10/29/03    137,728    349,030
Jerry F. Thomas            10,000                13.77              18.25    10/29/03    114,773    290,858


 The assumed annual rates of appreciation of five and ten percent would result in the price of the Company's stock increasing by $11.47 and $29.09, respectively, at the end of the option term.


Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

 The following table summarizes options exercised during 1994 and presents the value of unexercised options held by the Named Executive Officers at fiscal year end:




                                                  Number of
                                                  Securities Underlying       Value of Unexercised
                     Shares                       Unexercised Options         In-the-Money Options
                     Acquired        Value        at Fiscal Year End (#)      at Fiscal Year End ($)
Name                 on Exercise(#)  Realized($)  Exercisable  Unexercisable  Exercisable  Unexercisable
- - -------------------  --------------  -----------  -----------  -------------  -----------  -------------
Olin B. King                 75,000      309,375      210,700         80,750    1,522,694        315,187
A. Eugene Sapp, Jr.          52,500      292,188      132,100         54,200      957,521        203,650
Richard A. Holloway              -0-          -0-      66,600         21,700      491,500         97,925
David F. Jenkins                 -0-          -0-      18,800         19,950      123,075         58,988
Jerry F. Thomas              18,750      215,254       28,800         18,825      188,450         65,581




Supplemental Retirement Plan: The Company's Supplemental Retirement Plan ("SRP") is a noncontributory, defined benefit pension plan which provides fixed benefits to members upon their retirement, death or termination of employment after at least 5 years of service with the Company or its subsidiaries. The SRP is sponsored by SCI Systems (Alabama), Inc.
("SCI Alabama"), a wholly-owned subsidiary of the Company.

 All employees of the Plan Sponsor and its participating affiliates are eligible to participate in the SRP. The SRP provides for a benefit accrual each year for up to 35 years equal to 1% of employee compensation in excess of $10,000 and, as of January 1, 1989, 1/2% of the first $10,000. Employee compensation covered by the SRP is the total compensation that would be subject to Social Security taxes as actually paid to the employee during a calendar year, but excluding supplemental compensation awards, subject to a limitation beginning January 1, 1989. Compensation deferred by members under the Deferred Compensation Plan is not included as part of the employee covered compensation in the year of deferral. Based on past years' compensation covered by the SRP, and assuming normal retirement age and a 5.5% annual increase in covered compensation from calendar year 1994 until retirement, estimated annual benefits payable upon retirement to the U.S. based Named Executive Officers include the following: Mr. King, $63,581;
Mr. Sapp, $58,389; Mr. Jenkins, $22,356; Mr. Holloway, $44,329; and for
Mr. Thomas, $36,429. These estimated benefits are subject to Internal Revenue Code of 1986 (the "Code") 415 maximum benefit limitations. In addition, these benefits do not reflect the maximum limitation on includable employee compensation under Code 401(a)(17) effective for plan years beginning in 1989. The maximum limitation in 1994 is $150,000, subject to cost of living increases as prescribed by the Secretary of the Treasury. Finally, these estimated benefits may be subject to change in order to comply with final regulations to be issued by the Secretary of the Treasury under Code
Sections 401(a)(4) and 401(l) regarding the maximum excess allowance for defined benefit excess pension plans.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


 The Compensation Committee of the Company's Board of Directors (the "Committee") consists of four Directors who are neither employees nor officers of the Company. The Committee reviews the Company's executive compensation program and policies each year and determines the compensation of the officers. The Committee determinations on compensation of the Chief Executive Officer and the other officers are reviewed with and approved by all the nonemployee directors, who constitute a majority of the Board.
 The Committee's overall policy regarding compensation of the Company's officers is to provide generally competitive salary levels and compensation incentives that attract and retain individuals of outstanding ability; that recognize individual performance and the performance of the Company relative to the performance of other companies of comparable size and quality; and that support both the short-term and long-term goals of the Company.
 The executive compensation program includes three elements which, taken together, constitute a flexible and balanced method of establishing total compensation for management. These elements are base salary, annual incentive awards in the form of annual cash bonuses, and long-term incentive awards in the form of stock option grants.


Base Salaries

 The Committee annually reviews and establishes officer base salaries. Individual salaries are determined by the Committee's assessment of the individual's experience level, scope and complexity of the position held, and the salaries being paid for similar positions in the industry based upon the Company's knowledge of competitive salaries in the marketplace.


Annual Incentive Program

 The goal of the annual incentive, or bonus, program is to place a significant portion of the officers' and senior managers' cash compensation at risk to encourage and reward a continued high level of performance each year. Individual incentive amounts are determined by the Committee generally based upon profitability of the individual's business unit and his or her organizational responsibility. The CEO and COO do not participate in the same annual incentive program as the other Company officers. Annual incentive compensation for Messrs. King, Chairman and CEO, and Sapp, President and COO, are based upon Company profits and have been set for several years at 1% and .65% of the Company's annual net income, respectively.


Long-term Incentive Program

 Stock options are the basis for the Company's long-term incentive program. The Company's stock option grants generally are made at market value at the date of grant and vest over a four year and a day period. This program links officer compensation to long-term shareholder value and focuses management attention on Company performance over a period longer than one year. Stock options are also granted to encourage and facilitate personal stock ownership by the officers and thus strengthen both their personal commitment to the Company and their longer term perspective. The Committee's policy is to grant stock option awards annually, based both on individual performance and the potential for the officer to contribute to the future success of the Company.

 The Committee believes that the three programs described above provide compensation that is competitive with the levels paid by other major competitors in the industry, effectively links officer and shareholder interests through equity-based plans, and is structured to provide incentives that are consistent with the long-term investment horizons which characterize the business in which the Company is engaged. In this regard, the Committee draws shareholder attention to the Total Annual Compensation for Messrs. King and Sapp, CEO and COO respectively, for fiscal years 1994 and 1993. Total Annual Compensation for these officers decreased in fiscal year 1994 and increased in fiscal year 1993, generally tracking the overall performance of the Company during that period.

Chief Executive Officer Compensation

 In determining Mr. King's base salary, annual bonus and stock option grant in 1994, the Committee considered both the Company's overall performance and Mr. King's individual performance by the same methods described above for Company officer compensation. The Committee also considered compensation granted to chief executive officers of other companies in similar industries, as well as incentive for future performance. The Compensation Committee believes that Mr. King's compensation as Chief Executive Officer appropriately reflects his performance and, in turn, that of the Company in 1994. Company results and Mr. King's individual performance in 1994 were, in general, very good. The Company had record revenues and finished the year with record order backlog. The Company also successfully continued its strategy of providing additional value added services to customers, with positive effect on revenue. Further, during 1994 the Company established a significant presence in Continental Europe through acquisition of a major customer's assembly operation in France. Lastly, the Company started and completed a significant expansion of its Mexican plant during the year.
 The Committee does not believe that the compensation of any Company officer is likely to exceed the $1 million threshold limit of Section 162(m) of the Internal Revenue Code and has not yet sought to structure the performance-based portion of any of its officers' compensation packages to comply with that Section.

 Submitted by the Compensation Committee of the Company's Board of Directors:

    Howard H. Callaway, Chairman
    Joseph C. Moquin
    G. Robert Tod
    Jackie M. Ward


    PERFORMANCE GRAPH


 The following graph sets forth a comparison of the cumulative total shareholder return to the Company's shareholders with that of the Dow Jones Industrial Average ("DJIA") and the Computer Hardware Subsector of the Hambrecht & Quist Technology Index ("H&Q Comp Hdw"). Total shareholder return was determined by converting the closing price of a share of SCI Common Stock at the beginning of the measurement period (June 30, 1989) to a base amount ($100.00). Cumulative return for each subsequent quarter end (assuming reinvestment of all dividends into additional shares) was measured as a change from the closing price at the beginning of the measurement period and plotted. The graph assumes $100 was invested on June 30, 1989 in the Company's Common Stock ("SCIS"), in the DJIA, and in the H&Q Comp Hdw companies.



                  Comparative Five-Year Total Returns
SCI Systems, Inc., Dow Jones Industrial Average and Hambrecht & Quist Computer Hardware Subsector (Normalized) Stock Performance Graph

             ______________________________________________________
            |                                                      |
            |                                                      |
            |     STOCK PERFORMANCE GRAPH OF DATA BELOW            |
            |                                                      |
            |                                                      |
            |______________________________________________________|

            SCIS  100    98    67    63   153   134
            DJIA  100   118   119   136   144   149
            H&Q   100   110    93    99    79    77
                  6/89  6/90  6/91  6/92  6/93  6/94

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

 Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors, and persons who own more than 10 percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the National Association of Securities Dealers, Inc. Officers, directors and greater than 10 percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
 Based solely on transactions reported to the Company and review of the copies of such forms and any amendments thereto furnished to the Company, or written representations that no forms were required, the Company believes that during the year ended June 30, 1994, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were met, except that Messrs. Holloway and Sullivan were each tardy in filing one form with the SEC.


RELATED PARTY TRANSACTIONS

 As previously reported, in February 1990 the Company sold a vacant, excess facility located in Huntsville, Alabama (the "Facility") to Mr. King, Company Chairman and CEO. In 1993 certain environmental problems were identified by the current tenant and Mr. King, as landlord, was required to have the problem remediated. Pursuant to an environmental indemnification provision in the February 26, 1990 Real Estate Sales Agreement (the "Agreement") between the Company and Mr. King relating to the Facility, the Company was required to effect the remediation. During the period December 1993 to September 1994 the Company paid $483,383 in remediation fees and for replacement material directly to third party companies and $44,318 directly to the current tenant in the Facility for expenses incurred as a result of the ongoing remediation. None of the above monies was paid to Mr. King, and the third parties and the tenant are unrelated to him. The Company believes no further remediation work is required at the Facility. A Special Committee of the Board of Directors (the "Special Committee") has under review a request from Mr. King for payments for the period a portion of the Facility was unavailable for lease due to the remediation. The Special Committee has not completed its deliberations on the request. It is not possible to determine at this time what payment, if any, the Special Committee will authorize.


GENERAL

 Any shareholder of the Company wishing to submit a proposal at the Company's 1995 annual meeting of shareholders and desiring the proposal to be considered for inclusion in the Company's proxy materials must provide a written copy of the proposal to the management of the Company at its principal executive office not later than June 1, 1995 and must otherwise comply with the rules of the Securities and Exchange Commission relating to shareholder proposals.
 The cost of preparing and mailing the proxies, accompanying notices and Proxy Statements, and all costs in connection with solicitation of proxies will be paid by the Company. In addition to solicitation by use of the mail, certain directors, officers and regular employees of the Company may solicit the return of proxies by telephone, telegram or other electronic methods, or personal interview without additional compensation. The Company may request brokerage houses and custodians, nominees and fiduciaries to forward soliciting material to their principals, the beneficial owners of Common Stock of the Company, and will reimburse them for their reasonable out-of-pocket expenses.
 Management does not know of any other matters to be presented at the Meeting for action by shareholders. However, if any other matters requiring a vote of the shareholders arise at the Meeting, it is intended that votes will be cast pursuant to the proxies with respect to such matters in accordance with the best judgment of the persons acting under the proxies.
 If you cannot be present in person, you are requested to please date, sign and mail the enclosed proxy promptly. An envelope has been provided for that purpose. No postage is required if mailed in the U.S.


                                           By Order of the Board of Directors,

                                           MICHAEL M. SULLIVAN /S/

                                           Michael M. Sullivan
                                           Secretary

                                           Huntsville, Alabama
                                           September 28, 1994